Exhibit 4.20
EXECUTION COPY
Dated 30 August 2008
HYATT OF MACAU LTD.
AND
MELCO CROWN (COD) DEVELOPMENTS LIMITED
AND
MELCO CROWN COD (GH) HOTEL LIMITED

NOVATION AND TERMINATION
AGREEMENT

THIS NOVATION AND TERMINATION AGREEMENT is made on 30th day of August 2008
BETWEEN
(1)	Hyatt of Macau Ltd., a company incorporated in Hong Kong with its registered office at Tricor Services Limited, Level 28, Three Pacific Place, 1 Queen’s Road East, Hong Kong (“Hyatt”);
(2)
Melco Crown (COD) Developments Limited (formerly known as Melco Hotels and Resorts (Macau) Limited) a company incorporated under the laws of Macau (registered number 19157 (SO)) whose registered office is at Avenida Xian Xing Hai, No. 105, Zhu Kuan Building, 19th floor, A-C e K-N, Macau (the “Old Owner”); and

(3)
Melco Crown COD (GH) Hotel Limited a company incorporated under the laws of Macau (registered number 31453 (SO)) whose registered office is at Avenida Xian Xing Hai, No. 105, Zhu Kuan Building, 19th floor, A-C e K-N, Macau (the “New Owner”).

WHEREAS
(A)	By a management agreement dated 18 June 2006 (the “Grand Hyatt 2006 MA Agreement”) the Old Owner and Hyatt entered into an agreement to render management services in respect of the Grand Hyatt Hotel.
(B)
By a management agreement dated 18 June 2006 (the “Hyatt Regency 2006 MA Agreement”) the Old Owner and Hyatt entered into an agreement to render management services in respect of the Hyatt Regency Hotel. The Hyatt Regency 2006 MA Agreement, together with the Grand Hyatt 2006 MA Agreement shall collectively be referred to herein as the “Hyatt MA Agreements”).

(C)
The Old Owner wishes to be released and discharged from the Hyatt MA Agreements and the New Owner wishes to take up the rights and benefits of the Hyatt MA Agreements and to assume the obligations and liabilities of the Old Owner under the Hyatt MA Agreements, which have arisen and accrued on or before the date hereof.

(D)
Hyatt has agreed to release and discharge the Old Owner upon the terms that, inter alia, the New Owner undertakes to assume the obligations and liabilities of the Old Owner under the Hyatt MA Agreements, which have arisen and accrued on or before the date hereof in lieu of the Old Owner.

NOW IT IS HEREBY AGREED
In consideration of HK$100 paid by each of Hyatt and the Old Owner to the New Owner, receipt and sufficiency of which the New Owner hereby acknowledges:
1.	NOVATION
1.1
The New Owner hereby undertakes to observe, perform, discharge and be bound by the terms, conditions and covenants of the Hyatt MA Agreements (including all the liabilities and obligations of the Old Owner arising under the Hyatt MA Agreements, whether actual, contingent or otherwise, and which have arisen and accrued on or before the date hereof) in every way as if the New Owner were, and had originally been, a party to the Hyatt MA Agreements in place of the Old Owner.

1.2
Hyatt hereby releases and discharges the Old Owner from the performance of the Hyatt MA Agreements and from all liabilities and obligations of the Old Owner arising under the Hyatt MA Agreements, whether actual, contingent or otherwise, and which have arisen and accrued (on or before the date hereof) and accepts, the liabilities and obligations of the New Owner under the Hyatt MA Agreements in place of the liabilities and obligations of the Old Owner and Hyatt agrees to observe, perform and discharge its liabilities and obligations under the Hyatt MA Agreements which have arisen and accrued on or before the date hereof in every way as if the New Owner were, and had originally been, a party to the Hyatt MA Agreements in place of the Old Owner.

1.3
Hyatt covenants not to bring any suit, action or proceeding or make any demand or claim of any type against the Old Owner relating to or in connection with the Hyatt MA Agreements or the relationship created thereby. Such release and discharge in Clause 1.2 being without prejudice to the liabilities and obligation of the New Owner to Hyatt under the Hyatt MA Agreements as novated by this Novation and Termination Agreement. Nothing in this provision shall affect Hyatt’s, the Old Owner’s or the New Owner’s right to make claims or bring an action for breach of this Novation and Termination Agreement.

1.4
The Old Owner hereby releases and discharges Hyatt from the performance of the Hyatt MA Agreements and from all liabilities and obligations of the Old Owner arising under the Hyatt MA Agreements, whether actual, contingent or otherwise, and which have arisen and accrued on or before the date hereof). The Old Owner covenants not to bring any suit, action or proceeding or make any demand or claim of any type against Hyatt relating to or in connection with the Hyatt MA Agreements or the relationship created thereby. Such release and discharge in this Clause 1.4 being without prejudice to the liabilities and obligation of Hyatt to the New Owner under the Hyatt MA Agreements as novated by this Novation and Termination Agreement. Nothing in this provision shall affect Hyatt’s, Old Owner’s or New Owner’s right to make claims or bring an action for breach of this Novation and Termination Agreement.

1.5
The Old Owner hereby assigns and transfers absolutely to the New Owner all its rights, title and interests in the Hyatt MA Agreements including all correspondence, memoranda, drawings, samples, calculations, plans, specifications, models and other relevant documents and information pertaining to the services and work the Old Owner previously provided under the Hyatt MA Agreements prior to the date hereof.

2.	DEEMED PAYMENTS
The New Owner agrees with Hyatt that all previous payments made to Hyatt by the Old Owner, and all previous performance by the Old Owner, under the Hyatt MA Agreements shall for the purpose of this Novation and Termination Agreement be deemed to be payments and / or, as the case may be, performance made by the New Owner.
3.	FURTHER ASSURANCE
Each party to this Novation and Termination Agreement shall at all times hereinafter and at their own cost and expense make, do and execute or cause to be made, done or executed all such acts, instruments, assurances and writings whatsoever as may be reasonable to perform or give effect to this Novation and Termination Agreement.
4.	COSTS AND EXPENSES
The New Owner shall bear all the costs and expenses incurred by Hyatt arising out of or in connection with this Novation and Termination Agreement and all related documentation prepared in consequence of this Novation and Termination Agreement.
5.	NO WAIVER OF DEFAULTS AND FUTURE TRANSFERS
Except as specifically provided herein, no provision of this Novation and Termination Agreement, nor any action by Hyatt prior to the date hereof, shall be construed as a waiver by Hyatt of any right under the Hyatt MA Agreements or any other agreement or applicable law, including, without limitation, any right with respect to any default under the Hyatt MA Agreements. The New Owner understands and agrees that it shall not rely on this Novation and Termination Agreement as indicative of the position Hyatt will take in future proposed transfers or assignments by New Owner or its owners.
6.	TERMINATION OF THE HYATT MA AGREEMENTS
Without prejudice to the provisions in Clause 1 of this Notivation and Termination Agreement, with effect from the date hereof, the obligations of each of Hyatt and the Old Owner under, in relation to or in respect of the Hyatt MA Agreements shall terminate and shall be of no force and effect. Save as expressly provided in this Novation and Termination Agreement, no party to either of the Hyatt MA Agreements shall have any further rights or claims against, or obligations to, the other in respect thereof and the respective liabilities and obligations of each of Hyatt and the Old Owner to each other thereunder shall hereafter be released and discharged in accordance with the provisions in Clause 1 of this Novation and Termination Agreement.

7.	GOVERNING LAW AND JURISDICTION
7.1	This Novation and Termination Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region.
8.	CONFIDENTIALITY
Each of Old Owner and New Owner agrees to keep confidential and not disclose the existence or terms of this Novation and Termination Agreement or any agreement related hereto without the prior written consent of Hyatt save that any such party shall be entitled to make such disclosure:
(a)	in connection with any proceedings arising out of or in connection with this Novation and Termination Agreement to the extent that either party may consider necessary to protect its interests;

(b)	if required to do so by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovering documents or otherwise or pursuant to any law;

(c)	to its auditors or legal advisors or other professional advisers;

(d)	if required to do so by any applicable law or in order for such party to comply with its obligations under this Novation and Termination Agreement;

(e)	to its financiers, their agent or legal advisers; or

(f)	to a governmental, banking, taxation, stock exchange, securities or regulatory authority which has legal or other regulatory authority over the relevant party.
9.	MISCELLANEOUS
9.1
This Novation and Termination Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Novation and Termination Agreement by signing any such counterpart.

9.2
If any provision of this Novation and Termination Agreement is prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction.

9.3
This Novation and Termination Agreement constitutes the entire agreement between the parties hereto in respect of the novation and termination of the Hyatt MA Agreements and any previous arrangements, understandings and negotiations in connection thereto are of no effect.

IN WITNESS whereof the parties hereto have executed this Novation and Termination Agreement as a deed the day and year first above written.
HYATT OF MACAU LTD.

Signed, Sealed and Delivered as a Deed	)	Authorised signatory L.S.
for and on behalf of Hyatt of	)
Macau Ltd., acting by its	)	Full name Larry Tchou
authorised signatory:-)
	)	/s/ Larry Tchou
in the presence of:	)

/s/ Gary Kwok Signature of Witness

Gary Kwok
Name:

MELCO CROWN (COD) DEVELOPMENTS LIMITED

Signed, Sealed and Delivered as a Deed	)	Authorised signatory /s/ Garry Saunders L.S.
for and on behalf of Melco Crown (COD))
Developments Limited, acting by its	)	Full name Garry Saunders
authorised signatory:-)
)
in the presence of:	)

/s/ Stephanie Cheung Signature of Witness

Stephanie Cheung Name:

MELCO CROWN COD (GH) HOTEL LIMITED

Signed, Sealed and Delivered as a Deed	)	Authorised signatory /s/ Garry Saunders L.S.
for and on behalf of Melco Crown COD	)
(GH) Hotel Limited, acting by its	)	Full name Garry Saunders
authorised signatory:-)
)
in the presence of:	)

/s/ Stephanie Cheung Signature of Witness

Stephanie Cheung Name: